As filed with the Securities and Exchange Commission on May 11, 2007
Registration No. 333-37442

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2 TO
REGISTRATION STATEMENT ON
FORM S-8
UNDER
THE SECURITIES ACT OF 1933

STARBUCKS CORPORATION
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-1325671 (I.R.S. Employer Identification Number)
2401 Utah Avenue South
Seattle, Washington 98134
(Address of principal executive offices, including zip code)

STARBUCKS CORPORATION
AMENDED AND RESTATED KEY EMPLOYEE STOCK OPTION PLAN — 1994

PAULA E. BOGGS
(executive vice president, general counsel and secretary)
Starbucks Corporation
2401 Utah Avenue South
Seattle, Washington 98134
(206) 318-5230
(Name, address and telephone number, including area code, of agent for service)

Copy to:
J. SUE MORGAN
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101
(206) 359-8000

EXPLANATORY STATEMENT
SIGNATURES

EXPLANATORY STATEMENT
     Starbucks Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 19, 2000, File No. 333-37442 (the “2000 Form S-8”), with respect to shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Starbucks Corporation Amended and Restated Key Employee Option Plan -1994 (the “1994 Plan”). A total of 36,000,000 shares of Common Stock (as adjusted to reflect the two-for-one stock splits effected by the Registrant on April 27, 2001 and October 21, 2005) were initially registered for issuance under the 2000 Form S-8.
     On February 9, 2005, the shareholders of the Registrant approved the Starbucks Corporation 2005 Long-Term Equity Incentive Plan (the “2005 Plan”), which replaces the Registrant’s former stock option plans, including the 1994 Plan. No future awards will be made under the 1994 Plan. According to the terms of the 2005 Plan, any shares subject to outstanding awards under the Registrant’s former stock option plans, including the 1994 Plan, that are cancelled or forfeited after February 9, 2005 are available for issuance under the 2005 Plan. As of April 1, 2007, the total number of shares of Common Stock subject to awards that have been cancelled or forfeited since February 9, 2005, and not yet registered under the 2005 Plan, is 1,473,059 (the “Carryover Shares”). Those 1,473,059 shares are hereby deregistered. The 2000 Form S-8 otherwise continues in effect as to the balance of the shares of Common Stock remaining available for offer or sale pursuant thereto.
     Contemporaneously with the filing of this Post-Effective Amendment No. 2 to Registration Statement on Form S-8, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock that have become available for offer or sale pursuant to the 2005 Plan since February 9, 2005, including but not limited to the Carryover Shares.
     There may be shares of Common Stock registered in connection with the 1994 Plan that are represented by awards under the 1994 Plan that, after February 9, 2005, are forfeited, expire, are cancelled without delivery of shares, or otherwise result in the return of shares to the Registrant. The Registrant intends to periodically file additional post-effective amendments to the 2000 Form S-8, and additional Registration Statements on Form S-8, carrying forward such shares for issuance in connection with the 2005 Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 11th day of May, 2007.

STARBUCKS CORPORATION

/s/ James L. Donald

By:	James L. Donald
president and chief executive officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment on Form S-8 Registration Statement has been signed by the following persons in the capacities indicated below, which includes a majority of the board of directors, on this 11th day of May, 2007.

Signature	Title
/s/ Howard Schultz	director, chairman
Howard Schultz

/s/ James L. Donald	director, president and chief executive officer
James L. Donald	(principal executive officer)

/s/ Michael Casey	executive vice president, chief financial officer and chief
Michael Casey	administrative officer (principal financial and accounting officer)

* Barbara Bass	director

* Howard Behar	director

/s/ Myron E. Ullman, III Myron E. Ullman, III	director

*	director
Craig E. Weatherup

*By:	/s/ Howard Schultz	Attorney-in-Fact

Howard Schultz